PILLOWTEX
CORPORATION

News Release

FOR IMMEDIATE RELEASE

Contact: Jeffrey D. Cordes
Chief Financial Officer
214/333-3225 ext. 202




                   PILLOWTEX COMPLETES PURCHASE FIELDCREST ASSETS

Dallas, TX, November 18, 1996 - Pillowtex Corporation (PTX:NYSE) reported today that it has completed the purchase of certain assets of Fieldcrest's blanket operations. The estimated purchase price is $31.5 million, subject to adjustments based on changes in inventory at closing. The price also includes approximately $7 million for looms and other equipment and $4.5 million in intangible costs related to an exclusive long-term license for the use of Fieldcrest's trademarks.

"We are pleased to consummate this transaction and ready to focus on servicing our new customers," stated Charles M. Hansen, Jr., Pillowtex Chairman and CEO. The transfer of equipment and related plant improvements are already underway at the Company's blanket manufacturing facilities in North and South Carolina, said Hansen.

Pillowtex Corporation is a leading manufacturer and marketer of top-of-the-bed home textile furnishings. The Company operates a network of manufacturing and distribution facilities in the U.S. and Canada and services all major retailers.